Exhibit 99.1

Opiant Pharmaceuticals Awarded Grant of Approximately $7.4 Million from the National Institutes of Health for Development of OPNT003, Intranasal Nalmefene, for
Treatment of Opioid Overdose

Grant Expected to Fund Development of OPNT003 to NDA Ready Stage

SANTA MONICA, Calif., April 18, 2018 -- Opiant Pharmaceuticals, Inc. ("Opiant") (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced that it has been awarded a grant of approximately $7.4 million from the National Institutes of Health’s National Institute on Drug Abuse (NIDA) for the development of OPNT003 (intranasal nalmefene), a long-lasting opioid antagonist for the treatment of opioid overdose. The grant includes approximately $2.6 million to be funded for the period ending March 31, 2019, with the balance to be funded over the subsequent two years.

“We view this NIDA grant as further validation of the potential for OPNT003 to be an important treatment for opioid overdose, a growing U.S. health epidemic,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “Fentanyl was responsible for more overdose deaths (in excess of 20,000) than either heroin or prescription opioids in 2016. Recognizing the evolution of the opioid crisis, the National Institutes of Health has called for the development of stronger, longer-acting overdose reversal products in order to address this next wave of potent synthetic opioids, like fentanyl. We look forward to using this grant to continue the development of OPNT003.”

“The receipt of this grant is reflective of our aim to maximize non-dilutive financing to support our research and development programs,” said David O’Toole, Chief Financial Officer of Opiant. “Over the last five months, we have also announced the return of our royalty stream from Adapt Pharmaceuticals and the receipt of funds from the exercise of warrants, which have further strengthened our balance sheet.”

The grant follows encouraging data from a Phase I clinical study of OPNT003 and a subsequent recent meeting with the U.S. Food & Drug Administration (FDA). Based on FDA feedback, Opiant intends to pursue a 505(b)(2) development path and anticipates the potential to submit a New Drug Application (NDA) for the drug and intranasal delivery device combination in 2020. The 505(b)(2) development path allows certain information required for NDA approval to be derived from studies not conducted by Opiant. Nalmefene for injection was previously approved by the FDA for treating suspected or confirmed opioid overdose.

Opiant was awarded this grant, to be funded over the next three years, following an in-depth evaluation by NIDA of the Company’s proposed research for scientific and technical merit. Opiant retains full commercial rights to OPNT003.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. The National Institute on Drug Abuse (NIDA), a component of the National Institutes of Health (NIH), describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first product, NARCAN® Nasal Spray, is approved for marketing in the U.S.

Exhibit 99.1

and Canada by its partner, Adapt Pharmaceuticals. For more information please visit: www.opiant.com.

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Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
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